Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment No. 15 to Registration Statement No. 811-22083 on Form N-1A of our report dated November 17, 2011, relating to the financial statements and financial highlights of Fidelity Tactical Income Central Fund, a fund of Fidelity Central Investment Portfolios II LLC, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios II LLC for the year ended September 30, 2011, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2011